Exhibit 5.1
Greer, Herz & Adams, L.L.P.
A Limited Liability Partnership Including Professional Corporations

ATTORNEYS AT LAW

ONE MOODY PLAZA, 18TH FLOOR
GALVESTON, TEXAS 77550-7998
Gregory S. Garrison	FAX (409) 766-6424
(409) 797-3248	—	BAY AREA HOUSTON OFFICE:
(866) 422-2374 (fax)	(409) 797-3200	2525 SOUTH SHORE BLVD., SUITE 203
ggarrison@greerherz.com	(281) 480-5278 (HOUSTON)	LEAGUE CITY, TEXAS 77573
Galveston Office	www.greerherz.com	FAX (281) 538-3791
July 20, 2009
American National Insurance Company
One Moody Plaza
Galveston, Texas 77550

RE:	Proposed Offering of up to 2,900,000 Shares of Common Stock Pursuant to the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of American National Insurance Company, a Texas insurance company (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,900,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”). The Shares subject to the Registration Statement are to be issued under the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan (the “Plan”).
     We have examined the originals, or photostatic or certified copies, of (i) the Articles of Incorporation and the Bylaws of the Company, each as amended, (ii) the Plan, and (iii) such other documents, corporate records, certificates and instruments as we deemed necessary and appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of the documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents we have examined, we are of the opinion that the Shares, which may be issued from time in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and when so

July 20, 2009	Page 2

Re:	Proposed Offering of up to 2,900,000 Shares of Common Stock Pursuant to the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan

issued in accordance with the terms and conditions set forth in the Plan, will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
     We are members of the State Bar of Texas. The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Texas. We are not expressing any opinion as to the effect of the laws of any other jurisdiction.

Yours very truly,
/s/ Greer, Herz & Adams, L.L.P.

Greer, Herz & Adams, L.L.P.